Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Full Year 2020 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 16, 2021) Eversource Energy (NYSE: ES) today reported full-year 2020 earnings of $1.205 billion, or $3.55 per share, compared with 2019 earnings of $909.1 million, or $2.81 per share. Results for 2020 include after-tax costs of $32.1 million, or $0.09 per share, related to the acquisition of the assets of Columbia Gas of Massachusetts. Results for 2019 include a charge of $204.4 million, or $0.64 per share, related to the Northern Pass Transmission (NPT) project.

In the fourth quarter of 2020, Eversource Energy earned $271.9 million, or $0.79 per share, compared with earnings of $250 million, or $0.76 per share, in the fourth quarter of 2019. Results for the fourth quarter of 2020 include after-tax costs of $19.3 million, or $0.06 per share, related to the Columbia Gas asset acquisition.

2021 and Long-Term Earnings Per Share (EPS) Guidance

Also today, Eversource Energy projected 2021 non-GAAP earnings of between $3.81 per share and $3.93 per share, excluding incremental Columbia Gas asset transition costs. Eversource also projects that its long-term EPS growth through 2025 from its core regulated utility segments will be in the upper half of its previously announced range of 5-7 percent, using 2020 non-GAAP earnings of $3.64 per share as the base.

Electric Distribution

Eversource Energy’s electric distribution segment earned $544 million for the full year 2020, compared with earnings of $513.3 million for the full year 2019. The segment earned $93.4 million in the fourth quarter of 2020, compared with earnings of $90.7 million in the fourth quarter of 2019. Improved results were due to higher revenues, partially offset by significantly higher electric system restoration costs during an unprecedented year of storm activity.

“Tropical Storm Isaias was by far the worst storm to damage our system in 2020, but it was far from the only one,” said Jim Judge, Eversource chairman, president and chief executive officer. “We had more storm activity in 2020 than in any year in our history, right up through Christmas Day when thousands of Eversource employees responded to extremely high and damaging winds that caused extensive damage across our service territory. It was the most recent of dozens of instances in 2020 where Eversource employees worked tirelessly and safely through the pandemic to maintain and restore vital services to our 4.3 million customers.”

Electric Transmission

Eversource Energy’s transmission segment earned $502.5 million for the full year of 2020, compared with earnings of $460.9 million1 in 2019, excluding the NPT charge. The transmission segment earned $120.7 million in the fourth quarter of 2020, compared with earnings of $118.1 million in the fourth quarter of 2019. Higher earnings in 2020 were due primarily to an increased level of investment in Eversource Energy transmission facilities.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $135.6 million1 for the full year 2020, excluding acquisition-related costs in the fourth quarter of $1.5 million, compared with earnings of $96.2 million for the full year 2019. Fourth quarter 2020 natural gas segment earnings were $62.3 million1, excluding acquisition-related costs, compared with earnings of $39.6 million in the fourth quarter of 2019. Improved results primarily reflect fourth quarter 2020 earnings from assets of the former Columbia Gas of Massachusetts. Eversource closed on the purchase on October 9, 2020 and now holds them in its new Eversource Gas Company of Massachusetts subsidiary. Improved results also reflect higher distribution revenues at NSTAR Gas and Yankee Gas, partially offset by higher O&M and depreciation expense.

Water Distribution

Eversource Energy’s water distribution segment earned $41.2 million for the full year 2020, compared with earnings of $34.9 million for the full year 2019, and $5.6 million in the fourth quarter of 2020, compared with $8.5 million in the fourth quarter of 2019. Higher full-year results in 2020 include the benefit from the sale of Aquarion Water facilities in Hingham, Massachusetts.

Eversource Energy Parent and Other Companies

Eversource Energy parent and other companies earned $14 million1 for the full year 2020, excluding acquisition-related costs of $30.6 million, compared with earnings of $8.2 million for the full year 2019. It earned $9.2 million1 in the fourth quarter of 2020, excluding acquisition-related costs of $17.8 million, compared with a loss of $6.9 million in the fourth quarter of 2019. Improved fourth-quarter results were due primarily to a lower effective tax rate.

The following table reconciles 2020 and 2019 fourth quarter and full year earnings per share:

		Fourth Quarter	Full Year
2019	Reported EPS	$0.76	$2.81
	Higher electric distribution revenues in 2020, offset by significantly higher storm restoration expense, as well as higher depreciation, interest expense and dilution	(0.01)	0.04
	Higher electric transmission earnings in 2020, excluding NPT impairment, offset by dilution	(0.01)	0.05
	Addition of Eversource Gas Co. of MA and higher natural gas distribution revenues in 2020, offset by higher O&M, depreciation, and dilution	0.06	0.12
	Higher water earnings in 2020 and dilution	0.00	0.01
	Lower effective tax rate at Parent in 2020, partially offset by lower second-quarter earnings in 2020 related to clean energy fund investment and all Other, including net COVID impact	0.05	(0.03)
	Absence of NPT impairment charge	0.00	0.64
	Costs related to Columbia Gas of MA asset purchase	(0.06)	(0.09)
2020	Reported EPS	$0.79	$3.55

Financial results by segment for the fourth quarter and full-year 2020 and 2019 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2020	December 31, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Distribution	$93.4	$90.7	$2.7	$0.27
Electric Transmission	120.7	118.1	2.6	0.35
Natural Gas Distribution	62.31	39.6	22.7	0.18
Water Distribution	5.6	8.5	(2.9)	0.02
Eversource Parent and Other Companies	9.21	(6.9)	16.1	0.03
Columbia Gas of MA asset acquisition costs	(19.3)	0.0	(19.3)	(0.06)
Reported Earnings	$271.9	$250.0	$21.9	$0.79

Full year ended:

(in millions, except EPS)	December 31, 2020	December 31, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Distribution	$544.0	$513.3	$30.7	$1.60
Electric Transmission	502.5	460.9	41.6	1.48
Natural Gas Distribution	135.61	96.2	39.4	0.40
Water Distribution	41.2	34.9	6.3	0.12
Eversource Parent and Other Companies	14.01	8.2	5.8	0.04
NPT impairment charge	0.0	(204.4)	204.4	0.00
Columbia Gas of MA asset acquisition costs	(32.1)	0.0	(32.1)	(0.09)
Reported Earnings	$1,205.2	$909.1	$296.1	$3.55

Eversource Energy has approximately 343 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.3 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on February 17, 2021, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) financial measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2020 earnings and EPS excluding certain acquisition costs related to our purchase of the assets of Columbia Gas of Massachusetts and 2019 earnings and EPS excluding the NPT impairment charge. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2020 and 2019 results without including these items.

Management believes the acquisition costs and the NPT impairment charge are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of these items on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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